Exhibit 99.1

[EMPIRE DISTRICT ELECTRIC COMPANY LOGO]	PRESS RELEASE

For Immediate Release

Contact:

MEDIA COMMUNICATIONS:	INVESTOR RELATIONS:
Amy Bass	Janet S. Watson
Director of Corporate Communications	Secretary - Treasurer
417 625-5114	417 625-5108
abass@empiredistrict.com	jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

ANNOUNCES REFINANCING PLANS

JOPLIN, MO, May 16, 2003—(NYSE:EDE)  The Empire District Electric Company announced today that its Board of Directors has authorized the Company to refinance the following outstanding debt securities at the redemption prices set forth therein: (1) the Company’s Senior Notes, 7.70% Series due 2004 (“7.70% Notes”), (2) the Company’s First Mortgage Bonds, 9¾% Series due 2020 (“9¾% Bonds”), (3) the Company’s First Mortgage Bonds, 7¼% Series due 2028 (“7¼% Bonds”) and (4) the Company’s First Mortgage Bonds, 7% Series due 2023 (“7% Bonds”).

Subject to market and other conditions (including financing), the Company plans to redeem (1) the 7.70% Notes in June 2003, (2) the 9¾% Bonds and the 7¼% Bonds in the summer of 2003 and (3) the 7% Bonds (which become redeemable on October 1, 2003) in October 2003.  The Company expects to finance the redemption of the 7.70% Notes, in part, with an underwritten public offering of approximately $98 million aggregate principal amount of senior unsecured notes covered by its existing shelf registration statement.  The remainder of the funds necessary for the redemption of the 7.70% Notes, as well as the necessary funds for the redemption of the 9¾% Bonds and the 7¼% Bonds, are initially expected to come from short-term debt.  In addition, the Company plans to file a new shelf registration statement with the SEC covering up to $200 million of unsecured notes, first mortgage bonds and common and preferred equity.  Proceeds of one or more offerings of securities to be covered by this new shelf registration statement would be used to finance the redemption of the 7% Bonds and to repay the short-term debt incurred in connection with the other redemptions.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 154,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated communities in Missouri.

###

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.

THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100

• FAX: 417-625-5169 • www.empiredistrict.com